EXHIBIT 99.1

SMTP Acquires Innovative Email Testing and Analytics Business

January 10, 2013

CAMBRIDGE, Mass., Jan. 10, 2013 (GLOBE NEWSWIRE) -- SMTP, Inc. (OTCBB:SMTP), a global email marketing and delivery provider, today announced that it has acquired PreviewMyEmail.com ("PME") and all related intellectual property, technology and customers from Octeth.

PME provides unique email design testing for customers to quickly see screen shots of how an email will look when received by 48 common desktop, web and mobile email applications. Previewing email on many different applications before sending can help ensure that email can be viewed by everyone and as intended.

PME also provides inbox analytics for clients to track email opens, open duration, geo-location, the email client utilized and whether an email is printed or forwarded. These additional metrics can help senders maximize performance of future email campaigns.

PME technology will be integrated into the proprietary SMTP service offering and will continue to be available at PreviewMyEmail.com. Paid plans are priced from $59 to $199 per month.

"This acquisition provides SMTP with innovative technology that can be offered to more than 9,000 of our current customers," commented Semyon Dukach, Chairman of SMTP. "In addition, SMTP can offer its existing email delivery services to more than 4,300 registered users of PME."

ABOUT SMTP, Inc. (OTCBB:SMTP)

SMTP is a leading provider of cloud-based services to facilitate email deliverability, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is based in Cambridge, Massachusetts and on the web at http://www.smtp.com .

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

For Further Information Contact SMTP, Inc.

CONTACT: ALENA CHUPRAKOVA

         SMTP, INC.

         877-705-9362 ext.101

         alena@smtp.com